NEW YORK LIFE INVESTMENTS FUNDS
NEW YORK LIFE INVESTMENTS FUNDS TRUST

NEW YORK LIFE INVESTMENTS VP FUNDS TRUST

AMENDMENT TO AMENDED AND RESTATED SUBADVISORY AGREEMENT

This Amendment to the Amended and Restated Subadvisory Agreement, is made as of the 28th day of February 2026, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and MacKay Shields LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Amended and Restated Subadvisory Agreement, dated January 1, 2018, as amended (“Agreement”); and

WHEREAS, the Manager and the Subadvisor hereby wish to amend the Agreement to reflect updates to the fee schedule for NYLI MacKay Short Duration High Income Fund and NYLI MacKay U.S. Infrastructure Bond Fund.

NOW, THEREFORE, the parties agree as follows:

(i) Effective February 28, 2026 (unless otherwise indicated), Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest: /s/ Brian J. McGrady     By: /s/ Kirk C. Lehneis

Name: Brian J. McGrady     Name: Kirk C. Lehneis

Title: Director and Associate General Counsel  Title: Senior Managing Director

MACKAY SHIELDS LLC

Attest: /s/ Young Lee      By: /s/ Rene A. Bustamante

Name: Young Lee      Name: Rene A. Bustamante

Title: Senior Managing Director and   Title: Executive Managing Director and

 General Counsel      Chief Administrative Officer

SCHEDULE A

(As of February 28, 2026)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

FUND / PORTFOLIO	ANNUAL RATE ON ALLOCATED ASSETS
New York Life Investments Funds
NYLI Income Builder Fund (investment sleeve)*	0.32% on assets up to $500 million; 0.30% on assets from $500 million to $1 billion; 0.2875% on assets from $1 billion to $5 billion; and 0.2825% on assets over $5 billion*
NYLI MacKay Convertible Fund*

0.30% on assets up to $500 million;
0.275% on assets from $500 million to $1 billion;
0.25% on assets from $1 billion to $2 billion;
0.245% on assets from $2 billion to $5 billion; and
0.24% on assets over $5 billion

NYLI MacKay High Yield Corporate Bond Fund

0.30% on assets up to $500 million;
0.275% on assets from $500 million to $5 billion;
0.2625% on assets from $5 billion to $7 billion;

0.25% on assets from $7 billion to $10 billion; and
0.245% on assets from $10 billion to $15 billion; and
0.24% on assets over $15 billion

NYLI MacKay Strategic Bond Fund*	0.30% on assets up to $500 million; 0.275% on assets from $500 million to $1 billion; 0.25% on assets from $1 billion to $5 billion; and 0.2375% on assets over $5 billion
NYLI MacKay Tax Free Bond Fund*

0.225% on assets up to $500 million;
0.2125% on assets from $500 million to $1 billion; 0.20% on assets from $1 billion to $5 billion;
0.195% on assets from $5 billion to $7 billion;
0.19% on assets from $7 billion to $9 billion;
0.185% on assets from $9 billion to $11 billion; and
0.18% on assets over $11 billion

NYLI MacKay U.S. Infrastructure Bond Fund*	0.25% on assets up to $500 million; 0.2375% on assets from $500 million to $1 billion; 0.225% on assets from $1 billion to $3 billion; and 0.215% on assets over $3 billion
New York Life Investments Funds Trust
NYLI MacKay Arizona Muni Fund*	0.225% on all assets
NYLI MacKay California Muni Fund*	0.225% on assets up to $1 billion; 0.215% on assets from $1 billion to $3 billion; and 0.21% on assets over $3 billion

FUND / PORTFOLIO	ANNUAL RATE ON ALLOCATED ASSETS
NYLI MacKay Colorado Muni Fund*	0.225% on all assets
NYLI MacKay High Yield Muni Bond Fund*

0.275% on assets up to $1 billion;
0.27% on assets from $1 billion to $3 billion;
0.265% on assets from $3 billion to $5 billion;
0.26% on assets from $5 billion to $7 billion;
0.255% on assets from $7 billion to $9 billion; and
0.25% on assets from $9 billion to $11 billion;
0.245% on assets from $11 billion to $13 billion;
0.24% on assets over $13 billion

NYLI MacKay New York Muni Fund*	0.225% on assets up to $1 billion; 0.215% on assets from $1 billion to $3 billion; and 0.21% on assets over $3 billion
NYLI MacKay Oregon Muni Fund*	0.225% on all assets
NYLI MacKay Short Duration High Income Fund*	0.325% on assets up to $3 billion; and 0.32% on assets over $3 billion
NYLI MacKay Short Term Muni Fund*	0.175% on assets up to $1 billion; 0.165% on assets from $1 billion to $5 billion; and 0.16% on assets over $5 billion
NYLI MacKay Strategic Muni Allocation Fund*	0.20% on all assets
NYLI MacKay Total Return Bond Fund*	0.175% on all assets
NYLI MacKay Utah Muni Fund*	0.225% on all assets
New York Life Investments VP Funds Trust
NYLI VP Income Builder Portfolio (investment sleeve)	0.285% on assets up to $1 billion; and 0.275% on assets over $1 billion
NYLI VP MacKay Convertible Portfolio

0.30% on assets up to $500 million;

0.275% on assets from $500 million to $1 billion;

0.25% on assets from $1 billion to $2 billion;

0.245% on assets from $2 billion to $5 billion; and

0.24% on assets over $5 billion

NYLI VP MacKay High Yield Corporate Bond Portfolio	0.285% on assets up to $1 billion; 0.275% on assets from $1 billion to $5 billion; and 0.2625% on assets over $5 billion
NYLI VP MacKay Strategic Bond Portfolio*	0.30% on assets up to $500 million; 0.275% on assets from $500 million to $1 billion; 0.25% on assets from $1 billion to $5 billion; and 0.2375% on assets over $5 billion
NYLI VP MacKay U.S. Infrastructure Bond Portfolio	0.25% on assets up to $500 million; 0.2375% on assets from $500 million to $1 billion; and 0.225% on assets over $1 billion

The portion of the fee based upon the average daily net assets of the respective Allocated Assets shall be accrued daily at the rate of l/(number of days in calendar year) of the annual rate applied to the daily net assets of the Allocated Assets. Payment will be made to the Subadvisor on a monthly basis.

* The Manager has agreed to waive a portion of the Fund’s/Portfolio’s management fee or reimburse the expenses of the appropriate class of the Fund/Portfolio so that the class total ordinary operating expenses do not exceed certain amounts. These waivers or expense limitations may be changed with Board approval. To the extent the Manager has agreed to waive its management fee or reimburse expenses, the Subadvisor, upon reasonable prior notice from the Manager, has voluntarily agreed to waive or reimburse its fee in proportion to the percentage of the total subadvisory fee that the Subadvisor earns.